Exhibit 99.1

Media Relations: Curt Selby 414-359-4191 curt.selby@aosmith.com	Investor Relations: Helen Gurholt 414-359-4157 hgurholt@aosmith.com
FOR IMMEDIATE RELEASE
July 23, 2024

A. O. Smith Reports Record Sales in the Second Quarter
Second Quarter 2024 Highlights
(Comparisons are year-over-year (“YoY”), unless otherwise noted)
•Record sales of $1 billion, an increase of 7%, driven by higher water heater volumes
•Diluted earnings per share (EPS) of $1.06, a YoY increase of 2% and an increase of 5% compared to prior year adjusted EPS
•Reaffirm 2024 sales outlook of an increase of 3% to 5%
•Narrow EPS guidance to a range of between $3.95 and $4.10
•Recently announced Pureit acquisition expected to close by the end of 2024
Milwaukee, Wis.— Global water technology company A. O. Smith Corporation (“the Company”) (NYSE: AOS) today announced its second quarter 2024 results.
Key Financial Metrics
Second Quarter
(in millions, except per share amounts)

	Q2 2024	Q2 2023	% Change YoY
Net sales	$1,024.3	$960.8	7%
Net earnings	$156.2	$157.0	-1%
Adjusted earnings	$156.2	$152.5[1]	2%
Diluted earnings per share	$1.06	$1.04	2%
Adjusted earnings per share	$1.06	$1.01[1]	5%
1Excludes pension settlement income in 2023. See accompanying GAAP to Non-GAAP reconciliations for further details.
“A. O. Smith achieved record sales in the second quarter on higher residential and commercial water heater volumes in North America, including sales of our recently launched gas -tankless products, which we began shipping in the quarter. Additionally, we are pleased to see our North American boiler business resume its growth trajectory,” noted Kevin J. Wheeler, chairman and chief executive officer. “I continue to be impressed by our global team’s commitment to execution and meeting our customers’ needs to generate record topline performance. I also look forward to welcoming the Pureit team to the A. O. Smith family before the end of the year.”

Second Quarter 2024 Segment-level Performance
North America
2024 sales of $790.7 million improved 9% over 2023, primarily driven by higher water heater and commercial boilers volumes. 2024 sales also benefited from pricing actions.
Segment earnings were $198.4 million and segment margin was 25.1% in 2024 compared to segment earnings of $199.1 million and segment margin of 27.6% in 2023. The year-over-year decreases in segment earnings and segment margin were in line with expectations and were largely a result of higher material costs, primarily steel, and higher selling expenses to support our sales growth initiatives including the launch of gas-tankless products. 2023 adjusted segment earnings and adjusted segment margin were $194.1 million and 26.9%, respectively.
Rest of World
Sales of $244.8 million were essentially flat to prior year sales and included inter-segment sales related to our recently launched tankless water heaters which are manufactured in China for the North America market. Additionally, there was an unfavorable currency translation impact of approximately $7 million primarily related to sales in China. Local currency third party sales in China increased 2% in 2024, primarily driven by higher volumes of kitchen products and combi boilers, partially offset by lower sales of residential water treatment products in China. Sales in India increased 16% in local currency in 2024 driven by continued strong demand.
Segment earnings were $25.9 million and segment margin was 10.6% in 2024 compared to segment earnings of $28.3 million and segment margin of 11.6% in the prior year. 2024 segment margin attributed to third party sales was 11.5%. The lower segment earnings and segment margin in 2024 compared to segment earnings and segment margin in 2023, were primarily driven by an unfavorable product mix and sales promotions in China.
Balance Sheet, Liquidity and Capital Allocation
As of June 30, 2024, cash and marketable securities balances totaled $233.3 million and debt totaled $140.4 million, resulting in a leverage ratio of 6.8% as measured by total debt-to-total capitalization.
Cash provided by operations was $164.0 million and free cash flow was $119.1 million in the first half of 2024, which decreased year-over-year primarily as a result of higher inventory and accounts receivable balances, higher incentive payments associated with record sales and profits earned in 2023, which more than offset higher earnings and higher trade accounts payable balances.
Consistent with its long-standing strategy to grow through acquisitions and further penetrate high potential markets, the Company signed an agreement earlier this month to acquire Pureit from Unilever for $120 million, subject to customary adjustments. Pureit, a leading water purification business in South Asia, offers a broad range of residential water purification solutions and has annual sales of approximately USD $60 million, primarily in India. The acquisition fits squarely in the Company’s core capabilities and doubles the Company’s market penetration in South Asia.
As part of its commitment to return capital to shareholders, the Company repurchased 1.8 million shares at a cost of $153.2 million in the first half of 2024. As of June 30, 2024, authority remained to repurchase approximately 3.7 million additional shares. The Company expects to spend $300 million repurchasing shares in 2024.

On July 8, 2024, the Company’s board of directors approved a $0.32 per share dividend for shareholders of record on July 31, payable on August 15.
Outlook
2024 Outlook
(in millions, except per share amounts)

	2023	2024 Outlook
	Actual	Low End	High End
Net sales	$3,853	$3,970	$4,050
Diluted earnings per share	$3.69	$3.95	$4.10
Adjusted earnings per share	$3.81[2]	$3.95	$4.10
2Excludes restructuring and impairment expenses. See accompanying GAAP to Non-GAAP reconciliations
“North American water heater industry shipments were resilient in the first half of the year buoyed by stable replacement demand and prebuy ahead of our March 1st price increase. We are pleased with our performance in China in the quarter; however we see continued economic headwinds and remain cautious about the second half of the year. As we consider these and other factors, we reaffirm our 2024 sales projection of an increase between 3% and 5% year-over-year and narrow our full-year EPS guidance of a range of between $3.95 and $4.10, a 6% year-over-year increase over adjusted EPS, at the mid-point,” stated Wheeler.
The Company’s guidance excludes the potential impacts from future acquisitions.
A. O. Smith will host a webcasted conference call at 10:00 a.m. (Eastern Daylight Time) today. The call can be heard live on the Company’s website. An audio replay of the call will be available on the Company’s website after the live event. To access the archived audio replay, go to the “Investors” page and select the Second Quarter 2024 Earnings Call link.
To provide improved transparency into the operating results of its business, the Company is providing non-GAAP measures. Free cash flow is defined as cash provided by operations less capital expenditures. Adjusted earnings, adjusted EPS, adjusted segment earnings and adjusted corporate expenses exclude the impact of pension settlement income and impairment expenses. Reconciliations from GAAP measures to non-GAAP measures are provided in the financial information included in this news release.

Forward-looking Statements
This release contains statements that the Company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “continue,” “guidance,” “outlook” or words of similar meaning. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: softening in U.S. residential water heater demand; negative impacts to the Company, particularly the demand for its products, resulting from global inflationary pressures or a potential recession in one or more of the markets in which the Company participates; the Company’s ability to continue to obtain commodities, components, parts and accessories on a timely basis through its supply chain and at expected costs; negative impacts to demand for the Company’s products, particularly commercial products, as a result of changes in commercial property usage that followed the COVID-19 pandemic; further weakening in U.S. residential or commercial construction or instability in the Company’s replacement markets; inability of the Company to implement or maintain pricing actions; inconsistent recovery of the Chinese economy or a further decline in the growth rate of consumer spending or housing sales in China; negative impact to the Company’s businesses from international tariffs, trade disputes and geopolitical differences, including the conflicts in Ukraine, the Middle East and attacks on commercial shipping vessels in the Red Sea; potential further weakening in the high-efficiency gas boiler segment in the U.S.; substantial defaults in payment by, material reduction in purchases by or the loss, bankruptcy or insolvency of a major customer; foreign currency fluctuations; the Company’s inability to successfully integrate or achieve its strategic objectives resulting from acquisitions; the possibility that the parties will fail to obtain necessary regulatory approvals or to satisfy any of the other conditions to the proposed acquisition; failure to realize the expected benefits of acquisitions or expected synergies; competitive pressures on the Company’s businesses, including new technologies and new competitors; the impact of potential information technology or data security breaches; changes in government regulations or regulatory requirements; the inability to respond to secular trends toward decarbonization and energy efficiency; and adverse developments in general economic, political and business conditions in key regions of the world. Additional factors are discussed in the Company’s filings with Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, quarterly reports on Form 10-Q and current reports on Form 8-K. Forward-looking statements included in this news release are made only as of the date of this release, and the Company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the Company, or persons acting on its behalf, are qualified entirely by these cautionary statements.
About A. O. Smith
Celebrating its 150th year of business, A. O. Smith Corporation, with headquarters in Milwaukee, Wisconsin, is a global leader applying innovative technology and energy-efficient solutions to products manufactured and marketed worldwide. Listed on the New York Stock Exchange (NYSE: AOS), the Company is one of the world’s leading manufacturers of residential and commercial water heating equipment and boilers, as well as water treatment products. For more information, visit www.aosmith.com.
SOURCE: A. O. Smith Corporation
###

A. O. SMITH CORPORATION
Condensed Consolidated Statement of Earnings
(dollars in millions, except share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net sales	$1,024.3	$960.8	$2,003.1	$1,927.2
Cost of products sold	628.3	576.1	1,222.4	1,168.4
Gross profit	396.0	384.7	780.7	758.8
Selling, general and administrative expenses	188.5	180.3	380.7	367.5
Impairment expense	—	—	—	15.6
Interest expense	1.8	4.5	2.8	8.5
Other income, net	(0.9)	(9.0)	(2.1)	(13.0)
Earnings before provision for income taxes	206.6	208.9	399.3	380.2
Provision for income taxes	50.4	51.9	95.5	96.3
Net earnings	$156.2	$157.0	$303.8	$283.9
Diluted earnings per share of common stock(1)	$1.06	$1.04	$2.05	$1.87
Average common shares outstanding (000’s omitted)	147,600	151,541	147,949	151,719
(1)Earnings per share amounts are calculated discretely and, therefore, may not add up to the total due to rounding.

A. O. SMITH CORPORATION
Condensed Consolidated Balance Sheet
(dollars in millions)

	(Unaudited) June 30, 2024	December 31, 2023
ASSETS:
Cash and cash equivalents	$216.1	$339.9
Marketable securities	17.2	23.5
Receivables	649.9	596.0
Inventories	544.7	497.4
Other current assets	53.4	43.5
Total Current Assets	1,481.3	1,500.3
Net property, plant and equipment	603.2	597.5
Goodwill and other intangibles	980.2	970.1
Operating lease assets	33.6	37.3
Other assets	99.3	108.7
Total Assets	$3,197.6	$3,213.9
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Trade payables	$574.6	$600.4
Accrued payroll and benefits	70.4	92.2
Accrued liabilities	152.7	177.4
Product warranties	64.7	65.3
Debt due within one year	10.0	10.0
Total Current Liabilities	872.4	945.3
Long-term debt	130.4	117.3
Operating lease liabilities	24.7	27.9
Other liabilities	258.5	279.0
Stockholders’ equity	1,911.6	1,844.4
Total Liabilities and Stockholders’ Equity	$3,197.6	$3,213.9

A. O. SMITH CORPORATION
Condensed Consolidated Statement of Cash Flows
(dollars in millions)
(unaudited)

	Six Months Ended June 30,
	2024	2023
Operating Activities
Net earnings	$303.8	$283.9
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	39.2	38.1
Stock based compensation expense	10.4	8.6
Deferred income taxes	(1.5)	—
Non-cash impairment	—	15.6
Pension settlement income	—	(6.0)
Pension settlement income non-cash taxes	—	1.5
Net changes in operating assets and liabilities:
Current assets and liabilities	(173.2)	(66.4)
Noncurrent assets and liabilities	(14.7)	(15.1)
Cash Provided by Operating Activities	164.0	260.2
Investing Activities
Capital expenditures	(44.9)	(24.2)
Acquisitions	(21.3)	—
Investment in marketable securities	(50.9)	(14.7)
Net proceeds from sale of marketable securities	57.0	72.7
Cash (Used in) Provided by Investing Activities	(60.1)	33.8
Financing Activities
Long-term debt incurred (repaid)	14.3	(139.3)
Common stock repurchases	(153.2)	(69.6)
Net proceeds from stock option activity	9.4	8.3
Dividends paid	(94.2)	(90.6)
Cash Used in Financing Activities	(223.7)	(291.2)
Effect of exchange rate changes on cash and cash equivalents	(4.0)	(15.1)
Net decrease in cash and cash equivalents	(123.8)	(12.3)
Cash and cash equivalents - beginning of period	339.9	391.2
Cash and Cash Equivalents - End of Period	$216.1	$378.9

A. O. SMITH CORPORATION
Business Segments
(dollars in millions)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net sales
North America	$790.7	$722.3	$1,557.0	$1,475.0
Rest of World	244.8	244.2	471.7	463.3
Inter-segment sales	(11.2)	(5.7)	(25.6)	(11.1)
	$1,024.3	$960.8	$2,003.1	$1,927.2
Earnings
North America(1)	$198.4	$199.1	$397.1	$387.7
Rest of World(2)	25.9	28.3	43.1	33.6
Inter-segment earnings elimination	(0.1)	—	(0.4)	—
	224.2	227.4	439.8	421.3
Corporate expense(3)	(15.8)	(14.0)	(37.7)	(32.6)
Interest expense	(1.8)	(4.5)	(2.8)	(8.5)
Earnings before income taxes	206.6	208.9	399.3	380.2
Provision for incomes taxes	50.4	51.9	95.5	96.3
Net earnings	$156.2	$157.0	$303.8	$283.9

Additional Information
(1) Adjustments: North America
includes pension settlement income of:	$—	$(5.0)	$—	$(5.0)
(2) Adjustments: Rest of World
includes impairment expense of:	—	—	—	12.5
(3) Adjustments: Corporate expense
includes pension settlement income of:	—	(1.0)	—	(1.0)
includes impairment expense of:	—	—	—	3.1

A. O. SMITH CORPORATION
Adjusted Earnings and Adjusted Earnings Per Share
(dollars in millions, except per share data)
(unaudited)
The following is a reconciliation of net earnings and diluted earnings per share to adjusted earnings (non-GAAP) and adjusted earnings per share (non-GAAP):

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net Earnings (GAAP)	$156.2	$157.0	$303.8	$283.9
Impairment expense, before tax	—	—	—	15.6
Pension settlement income, before tax	—	(6.0)	—	(6.0)
Tax effect on above items	—	1.5	—	1.5
Adjusted Earnings (non-GAAP)	$156.2	$152.5	$303.8	$295.0

Diluted Earnings Per Share (GAAP)(1)	$1.06	$1.04	$2.05	$1.87
Impairment expense per diluted share, before tax	—	—	—	0.10
Pension settlement income per diluted share, before tax	—	(0.04)	—	(0.04)
Tax effect on above items per diluted share	—	0.01	—	0.01
Adjusted Earnings Per Share (non-GAAP)(1)	$1.06	$1.01	$2.05	$1.94
(1)Earnings per share amounts are calculated discretely and, therefore, may not add up to the total due to rounding.

A. O. SMITH CORPORATION
Adjusted Segment Earnings
(dollars in millions)
(unaudited)
The following is a reconciliation of reported earnings before provision for income taxes to total segment earnings (non-GAAP)     and adjusted segment earnings (non-GAAP):

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Earnings Before Provision for Income Taxes (GAAP)	$206.6	$208.9	$399.3	$380.2
Add: Corporate expense(1)	15.8	14.0	37.7	32.6
Add: Interest expense	1.8	4.5	2.8	8.5
Total Segment Earnings (non-GAAP)	$224.2	$227.4	$439.8	$421.3

North America(2)	$198.4	$199.1	$397.1	$387.7
Rest of World(3)	25.9	28.3	43.1	33.6
Inter-segment earnings elimination	(0.1)	—	(0.4)	—
Total Segment Earnings (non-GAAP)	$224.2	$227.4	$439.8	$421.3

Additional Information
(1)Corporate expense	$(15.8)	$(14.0)	$(37.7)	$(32.6)
Pension settlement income, before tax	—	(1.0)	—	(1.0)
Impairment expense, before tax	—	—	—	3.1
Adjusted Corporate expense (non-GAAP)	$(15.8)	$(15.0)	$(37.7)	$(30.5)

(2)North America	$198.4	$199.1	$397.1	$387.7
Pension settlement income, before tax	—	(5.0)	—	(5.0)
Adjusted North America (non-GAAP)	$198.4	$194.1	$397.1	$382.7

(3)Rest of World	$25.9	$28.3	$43.1	$33.6
Impairment expense, before tax	—	—	—	12.5
Adjusted Rest of World (non-GAAP)	$25.9	$28.3	$43.1	$46.1

A. O. SMITH CORPORATION
Free Cash Flow
(dollars in millions)
(unaudited)

The following is a reconciliation of reported cash flow from operating activities to free cash flow (non-GAAP):

	Six Months Ended June 30,
	2024	2023
Cash provided by operating activities (GAAP)	$164.0	$260.2
Less: Capital expenditures	(44.9)	(24.2)
Free cash flow (non-GAAP)	$119.1	$236.0

A. O. SMITH CORPORATION
2024 Adjusted EPS Guidance and 2023 Adjusted EPS
(unaudited)

The following is a reconciliation of diluted EPS to adjusted EPS (non-GAAP) (all items are net of tax):

	2024 Guidance	2023
Diluted EPS (GAAP)	$3.95 - 4.10	$3.69
Restructuring and impairment expense	—	0.12	(1)
Adjusted EPS (non-GAAP)	$3.95 - 4.10	$3.81
(1)Includes pre-tax restructuring and impairment expenses of $15.7 million and $3.1 million, within the Rest of World segment and Corporate expenses, respectively.